Exhibit 5.2
A&L Goodbody Northern Ireland 6th Floor 42 – 46 Fountain Street Belfast BT1 5EF
Tel: +44(0) 28 9031 4466 Fax: +44(0) 28 9031 4477 email: info@algoodbody.com website: www.algoodbody.com dx: 2016NR Belfast 2

our ref | JCB/MA 01372919	your ref |	date | 22 June 2011

To:	Elan Corporation plc Elan Finance public limited company c/o Elan Corporation, plc Treasury Building Lower Grand Canal Street Dublin 2 Ireland
Dear Sirs,
Elan Finance plc
Issue of US$200,000,000 8.75% Senior Notes Due 2016 (the Exchange Notes) co-issued with Elan Finance Corp. (together the Issuers, and each an Issuer) and fully and unconditionally guaranteed by Elan Corporation plc (the Guarantor) and certain of its subsidiaries (together the Subsidiary Note Guarantors)
We have acted on the instruction of the Guarantor and Elan Finance public limited company (Elan Finance) to issue this Opinion as to certain matters of English law in connection with the issue of the Exchange Notes by the Issuers which Notes are fully and unconditionally guaranteed by the Guarantor and the Subsidiary Note Guarantors (including the English Subsidiaries as defined below) on an unsecured basis in exchange (the Exchange Offer) for up to US$200,000,000 of outstanding 8.75% Senior Notes Due 2016 (the Original Notes, and together with the Exchange Notes, the Notes). The Exchange Notes will be issued under the Indenture (as defined below).
Documents examined
1.	FOR THE PURPOSE OF GIVING THIS OPINION WE HAVE EXAMINED:
1.1.	pdf copy of the Indenture dated 17 August 2010 relating to the Notes (the Indenture) made among the Issuers, the Guarantor, the Subsidiary Note Guarantors and The Bank of New York Mellon as Trustee (the Trustee) including specifically the note guarantees contained therein provided by the English Subsidiaries, as defined below (the Guarantees);

1.2.	pdf copy of the Registration Rights Agreement dated 17 August 2010 (the
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Registration Rights Agreement) made among the Issuers, the Guarantor, the Subsidiary Note Guarantors and the initial purchasers;
1.3.	pdf copy of a secretary’s certificate of each of the English Subsidiaries (as defined below) dated 22 June 2011 attaching:
1.3.1.	copies of the certificate of incorporation, any certificate of incorporation on a change of name and the constitutional documents of each English Subsidiary (as defined below); and

1.3.2.	a certified copy of the minutes of a meeting of the board of directors of each English Subsidiary held on 11 August 2010; and

1.3.3.	a list of persons authorised to execute the Agreements on behalf of each English Subsidiary;
1.4.	pdf copy of a secretary’s certificate of the Guarantor dated 22 June 2011 as to the beneficial ownership of the entire issued share capital of the English Subsidiaries by the Guarantor;

1.5.	pdf copy of a secretary’s certificate of each of the English Subsidiaries (as defined below) dated 22 June 2011 containing confirmations as to various matters relating to the Companies Act 2006; and

1.6.	a copy of a certificate from Companies House dated 17 June 2011 for The Liposome Company Limited and copy certificates from Companies House dated 20 June 2011 for the other two English Subsidiaries certifying, inter alia, that each English Subsidiary has been in continuous and unbroken existence since the date of its incorporation, that no action is currently being taken by the Registrar of Companies to strike the company off the register and dissolve it (the Certificates of Good Standing).

Bases of Opinion
2.
2.1.	In this Opinion:

(i)	the English Subsidiaries means the English companies named in the Schedule hereto and any of them an English Subsidiary; and

(ii)	Agreements means the Indenture and the Registration Rights Agreement.

2.2.	Terms and expressions which are defined in the Agreements have the same respective meanings where used in this Opinion.

2.3.	This Opinion is confined to matters of English law as applied by the Courts of England as at the date hereof and is given on the basis that it shall be governed by and construed in accordance with English law without reference to the provision of other laws imported by private international law. This Opinion is governed by English law. We assume no responsibility for revising or updating our Opinion to take into account changes in law, changes in practice or events or circumstances occurring after the date of this Opinion. We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction and we have assumed, without investigation, that insofar as the laws of any jurisdiction other than England are relevant, such laws do not prohibit and are not inconsistent with any of the terms of the Agreements.
2.4.	This Opinion is limited strictly to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

2.5.	This Opinion is addressed only to Elan Finance and the Guarantor and, save as set out in paragraph 5 below, may not be furnished to or relied upon by any other person other than with our prior written approval, it being understood that the Opinion is given as of the date hereof and may not be relied upon as of any later date.

2.6.	We express no opinion as to any agreement, instrument or other document other than as specified in this Opinion, nor as to any liability to tax which may arise or be suffered as a result of or in connection with the Agreements.
Assumptions:
3.	FOR THE PURPOSE OF ISSUING THIS OPINION WE HAVE MADE THE FOLLOWING ASSUMPTIONS WITHOUT ANY RESPONSIBILITY ON OUR PART IF ANY ASSUMPTION PROVES TO HAVE BEEN UNTRUE AS WE HAVE NOT INDEPENDENTLY VERIFIED ANY ASSUMPTION:
3.1.	that under the laws of the State of New York:
3.1.1.	the form and terms and conditions of the Notes; and

3.1.2.	the provisions of the Agreements,

are legal valid and binding obligations on the parties thereto enforceable in accordance with their respective terms;
3.2.	the authenticity of all documents submitted to us as originals;

3.3.	the completeness and conformity to the originals of all copy letters, resolutions,

documents, certificates, permissions, minutes, licences, authorisations and all other copy documents of any kind furnished to us;
3.4.	the genuineness of all signatures and seals upon original documents and that the person or persons who executed the Agreements on behalf of the English Subsidiaries (or attested the affixing of the seal) are the person(s) who were authorised to do so by the relevant corporate authorisations;
3.5.	the accuracy and completeness of all information appearing on public records;

3.6.	that the certified copies produced to us of minutes of meetings (or extracts thereof) and/or of resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record, and that all meetings referred to in such copies were duly convened and held; that the directors of each of the English Subsidiaries, in resolving to give the Guarantees under the Indenture and to execute, deliver and perform the obligations under the Agreements, acted bona fide and in the interests of that English Subsidiary, that all those directors present at any such meetings acted bona fide throughout and fully considered the commercial justification for the entry into the Agreements and the giving of the Guarantees and considered all matters required by statute (including without limitation such matters as are specified in Section 172(1) of the Companies Act 2006) and such directors in good faith reasonably concluded and resolved that such company would receive adequate commercial benefit as a result of entering into the same and that to do so was commercially justified; that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other actions taken which would or might revoke or otherwise alter the effectiveness thereof;

3.7.	that each director of each of the English Subsidiaries had at the time of entry into the Agreements and has since then disclosed any interest which he may have in the transactions contemplated by the Agreements in accordance with the provisions of the Companies Act 2006 (including without limitation Sections 177 and 184 of the said Act) and the constitutional documents of each of the English Subsidiaries and that none of the directors of any of the English Subsidiaries had or has any interest in such transactions except to the extent permitted by the articles of association of such English Subsidiary;

3.8.	none of the directors or the secretary of any of the English Subsidiaries is a person who is disqualified from acting as a director or from managing companies pursuant to the provisions of the United Kingdom Companies Acts and the Company Directors Disqualification Act 1986;

3.9.	none of the English Subsidiaries are in arrears with any filings required to be made with Companies House;

3.10.	that the Agreements have been executed and delivered by each of the parties thereto in the respective forms examined by us;

3.11.	the due authorisation, execution and delivery of the Agreements by each of the parties thereto other than the English Subsidiaries and that the performance thereof was at the time of execution and is currently within the capacity and power of each of the parties thereto other than the English Subsidiaries;

3.12.	the truth, completeness and accuracy of all statements as to factual matters contained in the documents we have examined for the purpose of giving this Opinion;

3.13.	that each of the parties to the Agreements other than the English Subsidiaries are able lawfully to enter into the Agreements;

3.14.	that the Notes will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Indenture;

3.15.	that upon entry into the transactions contemplated by the Agreements there had been and that since then there has been no alteration in the status or condition of each of the English Subsidiaries as revealed by a search carried out against each of the English Subsidiaries on 22 June 2011 and an enquiry by telephone in respect of each of the English Subsidiaries at the Central Index of Winding Up Petitions at the London High Court on 22 June 2011 (save for the searches aforesaid, we have not conducted any other searches whatsoever in relation to the English Subsidiaries or otherwise made any further enquiry and accordingly this Opinion is given, on the assumption that such searches, due diligence or enquiries (if made) would not reveal any circumstances which would require amendment of this Opinion);

3.16.	the absence of any other arrangements between any of the parties to the Agreements which modify or supersede any of the terms of the Agreements or this Opinion and the execution and performance of the Agreements by the parties to same will not result in any breach of any agreement, contract, instrument or contract to which they are a party;

3.17.	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Agreements under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected;
3.18.	each of the English Subsidiaries is able to pay its debts (within the meaning of Section 123 of the Insolvency Act 1986 or any analogous legislation in any relevant jurisdiction) at the time of entering into the Agreements and will not in consequence of doing any act or thing which the Agreements contemplate, permit or require such company to do, be unable to pay its debts within the meaning of such Section; no receiver or administrator or other similar officer has been appointed nor have any steps been taken to make any such appointment to any of the English Subsidiaries or in respect of any of their assets and no petition has been made for the winding up of any of the English Subsidiaries; and
3.19.	that (i) any offer of Notes in the European Economic Area will only be made in circumstances which do not require the publication of a prospectus pursuant to Regulation 9 of the Prospectus (Directive 2003/71/EC) (implemented in the United Kingdom by the Prospectus Regulations 2005) and (ii) the Notes have been admitted to trading on the regulated market and to the Official List of the Irish Stock Exchange Limited.
Opinion
4.	SUBJECT TO AND ON THE BASIS OF THE ASSUMPTIONS SET OUT AT 3 ABOVE WE ARE OF THE OPINION THAT:
4.1.	each of the English Subsidiaries is duly incorporated under English law and validly existing as a company with limited liability in England and has full power and capacity to give the Guarantee as set out in the Indenture, to execute and deliver the Indenture, to execute the Registration Rights Agreement and to undertake and perform the obligations expressed to be assumed by it in the Agreements;

4.2.	based only upon the Certificates of Good Standing and the searches referred to at paragraph 3.15 above, no order has been made or resolution passed for the winding up of, or the appointment of a receiver or administrator to, any of the English Subsidiaries and no notice of the appointment of any receiver or administrator to any of the English Subsidiaries has been filed;

4.3.	the execution of the Agreements have been duly authorised by each of the English Subsidiaries; and

4.4.	each of the Agreements has been duly executed and delivered by each English Subsidiary.
5.	LIMITS OF OUR OPINION
This Opinion is given solely for the purposes of the Issuers Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission (the Commission) in connection with the Exchange Notes. Furthermore this Opinion is given on the basis that any limitation on the liability of any other adviser to all or any of the persons to whom this Opinion is addressed, whether or

Exhibit 5.2
not we are aware of that limitation, will not adversely affect our position in any circumstances. We consent to the filing of this Opinion letter as an exhibit to the Issuers, Registration Statement on Form F-4 and to the use of our name under the heading “Legal Matters” in the prospectus contained therein. In giving such consent we do not hereby concede that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Yours faithfully,
/s/ A&L Goodbody Northern Ireland

SCHEDULE

Company Name:	Company Number:
Elan Pharma Limited	02730448
Meadway Pharmaceuticals Ltd	03816841
The Liposome Company Limited	02805744